FOR IMMEDIATE RELEASE	NEWS
August 15, 2023	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Second Quarter 2023 Financial and Operating Results

Second Quarter 2023 Highlights
•Rental revenue of $24.1 million, an increase of 33% when compared to the second quarter of 2022 and 6% when compared to the first quarter of 2023.
•Net income of $504,000, or $0.04 per basic share, as compared to a net loss of $70,000 in the second quarter of 2022 and net income of $370,000 when compared to the first quarter of 2023.
•Adjusted EBITDA of $9.9 million, compared to $6.7 million in the second quarter of 2022 and $7.8 million in the first quarter of 2023. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

MIDLAND, Texas August 15, 2023 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology and services to the energy industry, today announced financial results for the three months ended June 30, 2023.

Commenting on the quarter, Stephen C. Taylor our Chairman and Interim President and Chief Executive Officer, added “Total revenue and rental revenue grew when compared to both sequential and year-over-year quarters, Sequentially, our sales revenues declined, but our strategically important rental revenues continued to grow at a brisk pace, reflecting our tenth consecutive quarter of rental revenue growth. Our overall gross margins improved, led by higher rental margins and lower operating expenses and operating income and net income both increased over the comparative quarters. We are starting to see the results of our 2023 capital program in our revenues, margins and bottom lines. The overall environment in our industry continues to be positive and we anticipate further improvement.”

Revenue: Total revenue for the three months ended June 30, 2023 increased 35.3% to $27.0 million from $19.9 million for the three months ended June 30, 2022. This increase was due primarily to an increase in rental revenues. Rental revenue increased 32.9% to $24.1 million in the second quarter of 2023, from $18.1 million in the second quarter of 2022 due to the addition of higher horsepower packages and pricing improvements. As of June 30, 2023, we had 1,249 rented units (372,596 horsepower) compared to 1,281 rented units (311,379 horsepower) as of June 30, 2022, reflecting an 19.7% increase in total horsepower deployed. Sequentially, total revenue increased 1.3% to $27.0 million in the second quarter of 2023 compared to $26.6 million in the first quarter of 2023 primarily due to increases in rental revenues largely offset by a decline in sales revenues.

Gross Margins: Total gross margins, including depreciation increased to $6.5 million for the three months ended June 30, 2023, compared to $3.1 million for the same period in 2022 and $5.1 million for the three months ended March 31, 2023. Total adjusted gross margin, exclusive of depreciation, for the three months ended June 30, 2023, increased to $12.8 million compared to $9.0 million for the same period ended June 30, 2022 and $11.1 million for the first quarter of 2023. These increases are primarily attributable to increased rental revenues and rental gross margin.

Operating Income: Operating income for the three months ended June 30, 2023 was $712,000 compared to $658,000 for the three months ended June 30, 2022 and $402,000 during the first quarter of 2023. Operating income in the three months ending June 30, 2023 was negatively impacted by a $779,000 non cash impairment expense relating to software.

Net Income: Net income for the three months ended June 30, 2023, was $504,000, or $0.04 per basic share compared to a net loss of $70,000 or $0.01 per basic share for the three months ended June 30, 2022. The increase in net income during the second quarter of 2023 was mainly due to increased rental revenue and gross margin partially offset by an increase in selling, general and administrative expenses. Sequentially, net income was $370,000 or $0.03 per basic share during the first quarter of 2023. This sequential improvement of $134,000 was primarily due to higher rental revenue and lower operating costs.

Adjusted EBITDA: Adjusted EBITDA increased 47.4% to $9.9 million for the three months ended June 30, 2023, from $6.7 million for the same period in 2022. This increase was primarily attributable to higher revenues and adjusted gross margins. Sequentially, adjusted EBITDA increased 27.0% to $9.9 million for the three months ended June 30, 2023, compared to adjusted EBITDA of $7.8 million for the three months ended March 31, 2023.

Cash flows: At June 30, 2023, cash and cash equivalents were approximately $4.3 million, while working capital was $18.9 million. For the six months of 2023, cash flows from operating activities were $22.6 million, while cash flows used in investing activities was $93.6 million. Cash flow used in investing activities included $93.5 million in capital expenditures, of which $92.3 million was dedicated to rental capital expenditures.

Debt: Outstanding debt on our revolving credit facility as of June 30, 2023 was $100 million. Our leverage ratio at June 30, 2023 was 2.53 and our fixed charge coverage ratio was 4.17. The company is in compliance with all terms, conditions and covenants of the credit agreement.

Selected data: The tables below show, the six months ended June 30, 2023 and 2022, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended June 30,				Six months ended June 30,
	2023		2022		2023		2022
	(in thousands)
Rental	$24,105	89%	$18,144	91%	$46,828	87%	$35,274	88%
Sales	1,595	6%	1,292	7%	4,587	9%	4,184	10%
Service & Maintenance	1,257	5%	490	2%	2,162	4%	804	2%
Total	$26,957		$19,926		$53,577		$40,262

	Gross Margin
	Three months ended June 30,				Six months ended June 30,
	2023		2022		2023		2022
	(in thousands)
Rental	$6,579	27%	$3,078	17%	$11,724	25%	$5,142	15%
Sales	(345)	(22)%	(216)	(17)%	(655)	(14)%	619	15%
Service & Maintenance	266	21%	246	50%	548	25%	380	47%
Total	$6,500	24%	$3,108	16%	$11,617	22%	$6,141	15%

	Adjusted Gross Margin (1)
	Three months ended June 30,				Six months ended June 30,
	2023		2022		2023		2022
	(in thousands)
Rental	$12,762	53%	$8,902	49%	$23,840	51%	$16,802	48%
Sales	(281)	(18)%	(148)	(11)%	(526)	(11)%	756	18%
Service & Maintenance	288	23%	256	52%	584	27%	397	49%
Total	$12,769	47%	$9,010	45%	$23,898	45%	$17,955	45%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Total revenue	$26,957	$19,926	$53,577	40,262
Costs of revenue, exclusive of depreciation	(14,188)	(10,916)	(29,679)	(22,307)
Depreciation allocable to costs of revenue	(6,269)	(5,902)	(12,281)	(11,814)
Gross margin	6,500	3,108	11,617	6,141
Depreciation allocable to costs of revenue	6,269	5,902	12,281	11,814
Adjusted Gross Margin	$12,769	$9,010	$23,898	$17,955

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, severance expenses, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net income	$504	$(70)	$874	$267
Interest expense	185	24	185	49
Income tax benefit	249	372	396	361
Depreciation and amortization	6,418	6,042	12,583	12,103
Non-cash stock compensation expense	1,130	331	1,617	754
Severance expenses	612	—	1,224	—
Impairment expense	779	—	779	—
Adjusted EBITDA	$9,877	$6,699	$17,658	$13,534

Conference Call Details: The Company will host its earnings conference call on Tuesday, August 15, 2023, at 10:00am CDT (11:00am EDT). To listen to the call, participants should access the webcast on www.ngsgi.com under the Investor Relations section. To participate, please call (800) 550-9745 using conference ID 167298 approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression technology and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compression technology for oil and natural gas upstream providers and midstream facilities. NGS is headquartered in Midland with manufacturing and fabrication facilities located in Tulsa, and Midland. The Company maintains service facilities in major energy producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended June 30, 2023, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Anna Delgado, Investor Relations
(432) 262-2700 Anna.Delgado@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$4,286	$3,372
Trade accounts receivable, net of allowance for doubtful accounts of $466 and $338, respectively	20,872	14,668
Inventory	27,960	23,414
Federal income tax receivable (Note 4)	11,538	11,538
Prepaid income taxes	10	10
Prepaid expenses and other	1,446	1,145
Total current assets	66,112	54,147
Long-term inventory, net of allowance for obsolescence of $40 and $120, respectively	2,157	1,557
Rental equipment, net of accumulated depreciation of $187,580 and $177,729, respectively	326,691	246,450
Property and equipment, net of accumulated depreciation of $17,533 and $16,981, respectively	21,382	22,176
Right of use assets - operating leases, net of accumulated amortization $815 and $721, respectively	310	349
Intangibles, net of accumulated amortization of $2,322 and $2,259, respectively	837	900
Other assets	4,996	2,667
Total assets	$422,485	$328,246
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$28,603	$6,481
Accrued liabilities	18,492	23,726
Current operating leases	133	155
Deferred income	—	37
Total current liabilities	47,228	30,399
Long-term debt	100,011	25,000
Deferred income tax liability	40,194	39,798
Long-term operating leases	177	194
Other long-term liabilities	3,290	2,779
Total liabilities	190,900	98,170
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,688 and 13,519 shares issued, respectively	136	135
Additional paid-in capital	116,045	115,411
Retained earnings	130,408	129,534
Treasury shares, at cost, 1,310 shares	(15,004)	(15,004)
Total stockholders' equity	231,585	230,076
Total liabilities and stockholders' equity	$422,485	$328,246

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Rental income	$24,105	$18,144	$46,828	$35,274
Sales	1,595	1,292	4,587	4,184
Service and maintenance income	1,257	490	2,162	804
Total revenue	26,957	19,926	53,577	40,262
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	11,343	9,242	22,988	18,472
Cost of sales, exclusive of depreciation stated separately below	1,876	1,440	5,113	3,428
Cost of service and maintenance, exclusive of depreciation stated separately below	969	234	1,578	407
Selling, general and administrative expenses	4,860	2,310	9,422	4,811
Depreciation and amortization	6,418	6,042	12,583	12,103
Impairment expense	779	—	779	—
Retirement of rental equipment	—	—	—	1,512
Total operating costs and expenses	26,245	19,268	52,463	39,221
Operating income	712	658	1,114	1,041
Other income (expense):
Interest expense	(185)	(24)	(185)	(49)
Other income (expense), net	226	(332)	341	(364)
Total other income (expense), net	41	(356)	156	(413)
Income before provision for income taxes	753	302	1,270	628
Income tax benefit	(249)	(372)	(396)	(361)
Net income (loss)	$504	$(70)	$874	$267
Earnings (loss) per share:
Basic	$0.04	$(0.01)	$0.07	$0.02
Diluted	$0.04	$(0.01)	$0.07	$0.02
Weighted average shares outstanding:
Basic	12,292	12,305	12,253	12,421
Diluted	12,394	12,305	12,374	12,528

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Six months ended
	June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$874	$267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,583	12,103
Amortization of debt issuance costs	184	24
Deferred income tax expense	396	356
Stock-based compensation	1,617	754
Bad debt allowance	128	—
Impairment expense	779	—
Gain on sale of assets	(206)	(151)
Loss (gain) on company owned life insurance	(80)	557
Changes in operating assets and liabilities:
Trade accounts receivables	(6,332)	(1,472)
Inventory	(4,438)	803
Prepaid expenses and prepaid income taxes	(301)	(748)
Accounts payable and accrued liabilities	16,888	2,298
Deferred income	(37)	(1,312)
Other	588	(231)
NET CASH PROVIDED BY OPERATING ACTIVITIES	22,643	13,248
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(93,479)	(19,173)
Purchase of company owned life insurance	(329)	(236)
Proceeds from sale of property and equipment	231	224
NET CASH USED IN INVESTING ACTIVITIES	(93,577)	(19,185)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	75,011	—
Payments of other long-term liabilities, net	(50)	(2)
Payments of debt issuance cost	(2,131)	—
Purchase of treasury shares	—	(6,660)
Taxes paid related to net share settlement of equity awards	(982)	(515)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	71,848	(7,177)
NET CHANGE IN CASH AND CASH EQUIVALENTS	914	(13,114)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,372	22,942
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,286	$9,828
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$1,966	$25
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$63	$91
Transfer of rental equipment to inventory	$708	$—